Exhibit 3
Montevideo, March 10, 2006
Securities and Exchange Commission
100 F Street N.E.
Washington, DC 20549
United States of America
Ladies and Gentlemen:
     I have acted as Legal Counsel to the Ministry of Economy and Finance of Republica Oriental del Uruguay (the “Republic” or “Uruguay”) in connection with Uruguay’s offering pursuant to a registration statement (No. 333-124476) (the “Registration Statement”) filed with the United States Securities and Exchange Commission (the “Commission”) under Schedule B of the United States Securities Act of 1933, as amended (the “Securities Act”), of US$500,000,000 aggregate principal amount of its 8.00% Bonds due 2022 (the “Bonds”). The Bonds are issued under an Indenture dated as of May 29, 2003 (the “Indenture”) among the Republic, Banco Central del Uruguay (“Banco Central”), as financial agent of the Republic, and The Bank of New York, as trustee.
     In arriving at the opinions expressed below, I have reviewed the following:
(i)	the Registration Statement, and the related Prospectus dated May 2, 2005, as supplemented by the Prospectus Supplement dated January 24, 2006 relating to the Bonds, each as first filed with the Commission pursuant to Rule 424(b)(2) under the Securities Act;

(ii)	a copy of the executed Indenture;

(iii)	a copy of the Bonds in global form, as executed by the Republic;

(iv)	all relevant provisions of the Constitution of Uruguay and all relevant laws and orders of each of Uruguay and Banco Central, under which the issuance of the Bonds has been authorized, including but not limited to the following (English translations of which have been filed as part of Exhibit E to the Registration Statement):
1)	the Constitution of República Oriental del Uruguay, in particular Articles 85(6) and 196,

2)	Law 16.696 dated March 30, 1995, in particular Articles 3(b), 7(c) and 50,

3)	Law 17.296 dated February 21, 2001, in particular Articles 602, 604, 606 and 610, and

4)	Law 17.947 dated December 27, 2005;
(v)	the following decree and resolution of the Republic and Banco Central, respectively, under which the issuance of the Bonds has been authorized (translations of which are attached as exhibits hereto):
1)	Decree N° 18/006 of the Executive Power of the Republic, dated January 24, 2006 and

2)	Resolution D/1/2006 of the Board of Directors of Banco Central, dated January 24, 2006; and
(vi)	all such other documents, instruments and rules as I have deemed necessary as a basis for the opinion hereinafter expressed.
     It is my opinion that under, and with respect to, the present laws of the Republic, the Bonds have been duly authorized, executed and delivered by the Republic and, assuming due authentication thereof pursuant to the Indenture, constitute valid and legally binding obligations of the Republic in accordance with their terms.
     I hereby consent to the filing of this opinion as an exhibit to Amendment No. 7 to the Republic’s Annual Report on Form 18-K for the Fiscal Year ended December 31, 2004. In giving such consent, I do not thereby admit that I am an expert with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,
/s/ Enrique Guerra
Dr. Enrique Guerra
Counsel to the Ministry of Economy and Finance of the Republic of Uruguay

Oriental Republic of Uruguay. Ministry of Economy and Finance.
MINISTRY OF ECONOMY AND FINANCE.
DECREE N° 18/006.
Montevideo, January 24th, 2006.
IN VIEW OF: the convenience of maintaining the Oriental Republic of Uruguay’s access to the international capital market, and in view of the answers received.-
WHEREAS: I) that the Ministry of Economy and Finance and Central Bank of Uruguay have studied the offers received.-
     II) that among said offers the most convenient is the one proposed by the firms Deutsche Bank Securities and UBS Investment Bank by which they propose to reopen the issuance of the Registered Global Bond 2022, performed by the Republic on November 15th 2005, for an amount of US$200,000,000.00 (two hundred million United States dollars) at seventeen-years term, up to the sum of US$500,000,000.00 (five hundred million United States dollars).-
CONSIDERING: I) that the offering firms are institutions of well-known prestige, with a strong presence and share in the international capital market and with a favorable previous record as regards the placement of Uruguayan Public Debt Instruments.-
     II) that said reopening shall have favorable and convenient consequences for the current interests of the State.
PURSUANT TO: provisions of section g) of article 33 of TOCAF 1996, Law N° 17.947, of December 27th 2005 and what was reported by Central Bank of Uruguay, in its capacity as Financial Agent of the State.-

THE PRESIDENT OF THE REPUBLIC
HEREBY DECREES:
ARTICLE 1. Let the issuance provided by Decree N° 476/005, of November 15th 2005, called “Global Bonds 2022” be broaden in up to the sum of US$500,000,000.00 (five hundred million United States dollars), in the conditions established in the offer referred to in the exposition part of this Decree.-
ARTICLE 2. The date of issuance of this broadening shall not be later than December 31st 2006.-
ARTICLE 3. Conditions and requirements provided in Decree N° 476/005, of November 15th 2005, shall rule on what may be applicable for this broadening.
ARTICLE 4. Let Central Bank of Uruguay be authorized to negotiate and subscribe on behalf of the Republic, the linked contracts and documents required for the purpose of placement and issuance of the Bonds.-
ARTICLE 5. Let Lawyer Enrique Guerra be entrusted, in his capacity as Legal Adviser of the Ministry of Economy and Finance, with the wording and signature of the legal opinions provided for, as regards the obligations undertaken by the Republic.-
ARTICLE 6. Let the General Secretary’s Office Board of the Ministry of Economy and Finance, Accountant Elizabeth Oria, be entrusted to issue the rest of the attestations and certifications needed.-
ARTICLE 7. Let it be notified, published, etc.-

Signed by the President of the Republic, Dr. Tabaré Vázquez and Ministry of Economy and Finance, Cr. Danilo Astori.
Motevideo, January 24th, 2006.
The foregoing is a true translation of Decree Nº 18/006 dated January 24th, 2006.

By:

Name:	Cra. Elizabeth Oria
Title:	Director General — Ministry of Economy and Finance.

TRANSCRIPT No. 1038/2006
The Secretary General of Banco Central del Uruguay hereby certifies that in the meeting of its Board of Directors held on January 24th, 2006, the following resolution was adopted: “D/1/2006 — BROADENING OF THE ISSUANCE OF “BONOS GLOBALES 2022” FOR UP TO US$500,000,000 — SUBSCRIPTION OF DOCUMENTATION — APPOINTMENTS. IN VIEW OF: Decree N° 18/006 of January 24th, 2006, which provides the broadening of the issuance of “Global Bond 2022” —originally authorized by Decree N° 476/005 — for an amount of up to US$500,000,000. — (five hundred million United States dollars). — WHEREAS: I) that during the month of January of 2006, the Republic has received offers from various qualified financial firms for the broadening of the issuance of “Global Bond 2022” in US dollars for an amount of up to US$500,000,000.-; II) that among the offers received the one presented by the firms UBS Investment Bank and Deutsche Bank Securities was selected by the Republic, and — by virtue thereof — the Executive Power has provided the performance of the respective broadening through the Decree aforementioned in the In View Of Clause; III) that the issuance shall be made within the framework of the registration called “Shelf Registration Statement” made before the Securities Commission of the United States of America (SEC) and under the governance of the contract called “Trust Indenture”, of May 29th 2003, by which The Bank of New York undertakes the capacity as Trustee, Agent of Payment and Registration; IV) that Decree N° 18/006, of January 24th, 2006, authorizes Banco Central del Uruguay, without prejudice to its own powers, to negotiate and subscribe on behalf of the Oriental Republic of Uruguay, the contracts required for the purpose of the issuance and placement of the Bonds. CONSIDERING: I) that in order to perfect said issuance it is necessary to subscribe the usual documents, among them, the one called “Underwriting Agreement,” which regulates the relationship of the issuer with the underwriters of the issuance (UBS and Deutsche), as well as the obligatory certificates and legal opinions; II) that there exists a sample of “Underwriting Agreement” presented in said “Shelf Registration” before the Securities Commission of the United States of America (SEC); III) that due to the fact that it is an issuance in the international markets, entered before the SEC, ruled by a foreign law (State of New York) and made through contracts that are also ruled by the New Yorker law, it is necessary to hire the services of a Law Firm in order to give advise to the Republic and to Banco Central del Uruguay in the matter; IV) that the selection shall fall on the law firm that has been rendering those services since many years ago, and which has done so to the satisfaction of the agency, that is, Cleary, Gottlieb, Steen & Hamilton; V) that likewise, UK Listing Authority shall be appointed as Listing Agent. PURSUANT TO: provisions of articles 3, 4 and 7 of section c) of Law N°16.696, of March 30th, 1995 (Charter of Banco Central del Uruguay), provisions of Law N° 17.947, of December 27th, 2005, provisions of art. 33 clause g) and art. 35 clause 2 of T.O.C.A.F. and provisions of art. 4 of Decree N° 18/006, of January 24th, 2006.IT IS RESOLVED: 1) To authorize the Operations Division and the Legal Advisor’s Office to approve the final wording of the “Underwriting Agreement” to be executed with UBS Investment Bank and Deutsche Bank Securities, based on the contractual samples referred to in paragraph II of the Considering Clause above, incorporating the commission percentage and the provision for expenses which form part of the

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offer submitted by the Underwriters dated on January 11th, 2006 and the modifications that may be agreed according to what is set forth in said Considering Clause. 2) To authorize said units to issue any other document or certificate that may be required in order to effect said issuance and ensure the perfection, validity, compliance and delivery of the above mentioned contracts. 3) To appoint Mr. Ariel Fernández, C.P.A., Ms. Gabriela Conde, Economist, Ms. Viviana Pérez, and Ms. Andrea Yelpo, Lawyers, to execute, any two of them acting jointly, on behalf of Banco Central del Uruguay, in its own name and in the name of the Republic, the text in the English language of the contracts and other documents referred to in paragraphs 1) and 2) of this Resolution. 4) To appoint the following officers as “Authorized Representatives”, according to the provisions of the above mentioned contracts.; Mess. Gualberto De León, General Manager; Ariel Fernández, Operations Division Manager; Ms. Gabriela Conde, Chief of Department International Negotiations Desk and Ms. Viviana Pérez, Legal Analyst I. 5) To appoint the law firm “Cleary, Gottlieb, Steen & Hamilton” as legal advisor to the Republic and Banco Central del Uruguay in order to act as advisor in all proceedings, contracts and other documentation that may be required to perfect the issue referred to in the View Of Clause. 6) To appoint UK Listing Authority as Listing Agent.”
This transcript is issued in Montevido, on the twentyfourth of January, two thousand and six, for the pertinent purposes.
/signed/ Aureliano Berro
     Secretary General
/seal/
January 24th, 2006.
The foregoing is a true translation of Resolution D/1/2006 of the Banco Central del Uruguay.

By:

Name: Aureliano Berro
Title: Secretary General

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